Exhibit 99.1

                EQUITY INNS ANNOUNCES SECOND QUARTER 2006 RESULTS

                       ************Highlights************
                   -AFFO and RevPAR Exceeds Previous Guidance-
                 -RevPAR Increases 6.9%, with ADR Growing 7.7%-
           -Record Quarterly Hotel Revenue Rises 21% to $100 Million-
       -Gross Operating Profit Margin Improves to a Company Record 45.2%-
                       -Adjusted EBITDA Grows Nearly 19%-

GERMANTOWN, Tenn., August 3, 2006 -- Equity Inns, Inc. (NYSE: ENN), the third largest hotel real estate investment trust (REIT), today announced it results for the three and the six months ended June 30, 2006.

Adjusted funds from operations (AFFO) per diluted share for the second quarter ended June 30, 2006 increased 8.8% to $0.37 as compared to $0.34 per diluted share in the same period last year. Adjusted EBITDA rose 18.7% to $33.7 million in the second quarter 2006 as compared to $28.4 million in second quarter 2005. Net income applicable to common shareholders for the second quarter 2006 was $8.6 million, or $0.16 per diluted share, as compared to net income of $3.2 million, or $0.06 per diluted share in the prior year period. The Company recorded an impairment loss during the second quarter 2006 of approximately $3.0 million, or $0.05 per diluted share, related to the write-down of a 19 year-old Hampton Inn, located in CityplaceNashville, StateTennessee, to its estimated net realizable value. The impairment loss was the only difference between funds from operations (FFO) and AFFO for the second quarter 2006. For the six months ended June 30, 2006, Equity Inns reported an 18.6% increase in AFFO per diluted share to $0.70, as compared to $0.59 per diluted share in the same period a year ago. Adjusted EBITDA increased 26.1% to $64.7 million for the six months ended 2006. Net income applicable to common shareholders for the six months ended June 30, 2006 was $5.3 million, or $0.10 per diluted share, as compared to net income of $5.0 million, or $0.09 per diluted share in the prior year period.

Financial Highlights for the Second Quarter and Six Months of 2006:

Total hotel revenue increased 21.3% to $100.1 million for the second quarter 2006 as compared to $82.5 million for the second quarter 2005. The Company's all comparable RevPAR growth of 6.9% was driven by a 7.7% increase in average daily rate (ADR) to $96.38, offset slightly by a 60 basis point decline in occupancy to 75.6%. The slight decline in occupancy was due to nine hotels that were under planned renovations during the second quarter 2006. RevPAR increased 4.9% in April, 9.0% in May and 6.3% in June, as compared to the same periods in 2005. Of the Company's total hotel revenue increase of $17.6 million, $12.6 million was due to net incremental revenue from hotel acquisitions completed during 2005 and 2006 and $5.0 million was due to same-store operations. The Company's total hotel revenue for the six months ended June 2006 was $192.6 million, an increase of 25.3% from $153.7 million for the six months ended June 2005. RevPAR increased 8.3% on a year-to-date basis for all comparable hotels, driven by 7.9% growth in ADR and a 30 basis point improvement in occupancy.

Howard A. Silver, President and Chief Executive Officer, stated, "Our strategy continues to be to drive RevPAR growth through increasing our ADR, as our hotels continue to sustain historically strong occupancy levels. We executed well on this strategy during the quarter, as over 100% of our RevPAR growth came through rate. Our RevPAR performance exceeded our previous RevPAR guidance of 5% to 6%, while our AFFO exceeded our expectation of $0.34 to $0.36 per diluted share. We realized solid RevPAR growth, despite having nine hotels under significant planned renovations. Excluding the nine hotels under renovation, our RevPAR would have increased 8.2%."

The Company's gross operating profit margin (GOP margin) increased 50 basis points to 45.2% in the second quarter 2006 as compared to the second quarter 2005, primarily due to the Company's growth in RevPAR through increased ADR. Same-store GOP margin for the second quarter 2006 increased 20 basis points to 44.8% on a year-over-year basis. GOP margin for the six months ended June 30, 2006 improved 150 basis points to 45.2% as compared to the same period last year. Same-store GOP margin for the six months ended June 30, 2006 improved 80 basis points to 44.3% on a year-over-year basis.

Other Second Quarter 2006 Highlights:

o In April 2006, Equity Inns completed the purchase of the 66-suite Residence Inn in CityplaceMobile, StateAlabama from McKibbon Hotel Group.

o In April 2006, the Company sold a 122-room exterior corridor Hampton Inn in placeCityChapel Hill, StateNorth Carolina for approximately $5.3 million.

o In May 2006, the Company sold a 126-room Hampton Inn in placeCityScottsdale, StateArizona for approximately $12.2 million, resulting in a gain of approximately $4.5 million.

o In June 2006, Equity Inns expanded its presence in the placeCityOrlando, StateFlorida market with the purchase of the 246-suite addressStreetEmbassy Suites/International Drive for $28.0 million.

Subsequent Events:

o In July 2006, Equity Inns signed an agreement to purchase three hotels from LinGate Hospitality for $26.2 million. The three hotels include two 122-suite SpringHill Suites by Marriott located in CitySan Antonio, StateTexas and CityHouston, StateTexas and a 144-room Fairfield Inn & Suites located in the CityplaceAtlanta suburb of Vinings.

Capital Structure:

At June 30, 2006, Equity Inns had $564.0 million of long-term debt outstanding, which included $51.0 million drawn under its $125.0 million line of credit. The weighted average interest rate of the Company's debt at the end of the second quarter 2006 was 6.7% versus 6.9% for the second quarter 2005. Total debt represented 41.3% of the historical cost of the Company's hotels and represented 35% of the Company's total enterprise value at the end of the second quarter 2006. Equity Inns' leverage ratio was 4.2 times at the end of the second quarter 2006, which is a five-year low for the Company. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to approximately 96.2% of total debt. At June 30, 2006, the Company's outstanding common stock and partnership units were a combined 55.6 million.


Dividend:

During the second quarter 2006, the Company declared a common stock dividend of $0.19 per share, an increase of 27% as compared to the second quarter 2005. The Company has increased its common stock dividend three times for a total of 46% since the second quarter of 2004. The Company's trailing twelve months' cash available for distribution (CAD) payout ratio was 62%, a low payout ratio based on the Company's history.

Mr. Silver concluded, "During the quarter, we purchased a Residence Inn and an Embassy Suites hotel, two strong brands in the upscale segment market. Our transaction activity, during the quarter and over the long-term, is driven by our goal of increasing our focus on premium branded assets such as Marriott and Hilton in key markets that we believe have significant upside. This strategy has resulted in the acquisition of 42 hotels, at an average capitalization rate of approximately 10%, and the disposition of 11 older hotels since late 2003. Our portfolio management during this time has enabled us to reduce our portfolio's age to 13 years and increase our portfolio's average franchise life to 12 years, thus enabling the Company to maintain the highest portfolio value possible. Additionally, our capital structure continues to be in solid shape and our acquisition pipeline remains strong, which we expect will allow us to continue our strategy going forward."

2006 Guidance:

Based upon the Company's expectations for continued improvement of the U.S. economy, moderate supply growth, further improvement in the upscale and mid-scale lodging sectors, recent acquisitions and divestitures, additional planned expense increases, room renovations, and given the results of the second quarter 2006, Equity Inns is updating the Company's RevPAR, Adjusted EBITDA, AFFO and net income per diluted share guidance, which is as follows:

o RevPAR growth for 2006 is expected to range from 6% to 8%, with the majority of the increase being attributed to rate. The third quarter increase is expected to be in the range of 5.5% to 7.5%, and the fourth quarter increase is expected to be in the range of 2% to 6.5% due to the difficult comparisons related to the positive 2005 hurricane impact.
o    Adjusted EBITDA is expected to range from $126 million to $129 million.
o    AFFO should be in the range of $1.30 to $1.35 per diluted share.
o Net income applicable to common shareholders should be in the range of $0.20 to $0.26 per diluted share.

Equity Inns expects that its remaining 2006 results will contribute to full year AFFO as follows: third quarter, 29% and fourth quarter, 19%. Additionally, the Company continues to expect 2006 capital expenditures to be approximately $40.0 million.

Conference Call:

Equity Inns will hold a conference call and webcast to discuss the Company's second quarter results after the market close on August 3, 2006, at 4:30 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing 800-819-9193 or 913-981-4911 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at http://www.equityinns.com/ and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website, http://www.equityinns.com for seven days following the call. A recording of the call will also be available by telephone August 3, 2006 through August 10, 2006 by dialing 888-203-1112 or 719-457-0820 for international participants. The pass code is 6473022.

Forward Looking Statements

Certain matters discussed in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws and involve risks and uncertainties. The words "may," "plan," "project," "anticipate," "believe," "estimate," "forecast, "expect," "intend," "will," and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2006. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operations and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, risks associated with our debt financing, hotel operating risks and numerous other factors, may affect our future results and performance and achievements. These risks and uncertainties are described in greater detail in our 2005 Annual Report on Form 10-K filed on March 15, 2006, and our other periodic filings with the United States Securities and Exchange Commission (SEC). We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Notes to Financial Information

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns' organizational structure in its annual report on Form 10-K for the year ended December 31, 2005 as filed with the SEC.

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Gross Operating Profit Margin, (ii) Funds From Operations, (iii) Adjusted Funds From Operations, (iv) Adjusted EBITDA, (v) Cash Available for Distribution (CAD), (vi) CAD Payout Ratio, (vii) Capitalization Rate (viii) Leverage Ratio, (ix) Total Shareholder Return and (x) Hotel Operating Statistics. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

Gross Operating Profit Margin

The Company uses a measure common in the hotel industry to evaluate its operating results. Gross operating profit margin (GOP margin) is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues.

Funds from Operations

The National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations, or FFO, as net income (loss) applicable to common shareholders, excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not include the cost of capital improvements or any related capitalized interest. Equity Inns uses FFO per diluted share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.

Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per diluted share may not be comparable to those measures, or similarly titled measures, as reported by other companies. Additionally, FFO is used by management in the annual budget process.

Adjusted Funds From Operations

Equity Inns further adjusts FFO for losses on impairment of hotels, prepayment penalties on extinguishment of debt and other non-cash or unusual items. We refer to this as adjusted funds from operations, or AFFO. The Company's computation of AFFO and AFFO per diluted share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful indicator of the operating performance of the Company's hotels by adjusting for the effects of certain non-cash or non-recurring items arising from the Company's financing activities, impairment charges on hotels held for sale and other areas. In addition to being used by management in the annual budget process, AFFO per diluted share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based executive compensation.

Adjusted EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries, which the Company believes provides useful information to investors regarding its results of operations. The Company believes that EBITDA helps investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO and AFFO; it is also used by management in the annual budget process.

The Company further adjusts EBITDA to exclude preferred stock dividends, income or losses from discontinued operations, minority interests and losses on impairment of hotels because it believes that including such items in EBITDA is not consistent with reflecting the ongoing operating performance of the remaining assets.

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-cash and non-recurring items described above assists the Company in measuring the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

Cash available for distribution (CAD) and CAD Payout Ratio

Cash available for distribution (CAD) is defined as AFFO, adjusted for certain non-cash amortization and an allowance for recurring capital expenditures equal to four percent of hotel room revenue from continuing operations. The Company computes the CAD Payout Ratio by dividing common dividends per share and unit paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve equity holders' ability to understand the Company's ability to make distributions to its shareholders.

Capitalization Rate

The Company uses a measure common in the hotel industry to discuss its underwriting of acquired or disposed hotel assets. Capitalization rate, for this discussion, is defined as the percentage derived by dividing the net operating income of the hotel asset(s), less a management fee and an allowance for recurring capital expenditures, by the purchase price paid or received for the hotel asset(s).

Leverage Ratio

The Company uses a measure common in the hotel industry to evaluate its financial leverage. Leverage ratio is defined as the Company's long-term debt divided by EBITDA as defined in the financial covenants of its Line of Credit.

Total Shareholder Return

The Company uses a measure common in the hotel industry to discuss its return to common shareholders. Total shareholder return is defined as reinvested stock dividend income plus the percentage of stock price appreciation or minus the percentage of stock price reduction over the respective period. Total shareholder return is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based executive compensation.

Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the average daily rate, or ADR, charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, ADR and average occupancy) are reported based on a quarter end. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

GOP Margin, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA, CAD, CAD Payout Ratio, Capitalization Rate, Leverage Ratio, Total Shareholder Return and Hotel Operating Statistics presented, may not be comparable to the same or similarly titled measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to other companies. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the Adjusted EBITDA, FFO and AFFO per share presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA and CAD should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share, AFFO per share and CAD do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company, which ranks as the third largest hotel REIT based on number of hotels, currently, owns 126 hotels with 15,091 rooms located in 36 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT:  Equity Inns, Inc.
          Howard Silver
          Mitch Collins, 901-754-7774
                      Or
          Integrated Corporate Relations, Inc.
          Brad Cohen, 203 682-8211

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)



                                                                             June 30,           December 31,
                                                                               2006                 2005
                                                                            ----------          ------------
                                                                           (unaudited)
ASSETS
Investment in hotel properties, net                                         $1,016.378          $  978,233
Assets held for sale                                                            13,153                   -
Cash and cash equivalents                                                       10,737               6,556
Accounts receivable, net of doubtful accounts
    of $200 and $175, respectively                                               9,264               8,960
Interest rate swaps                                                              1,068                 877
Note receivable                                                                  1,663               1,688
Deferred expenses, net                                                          11,669              11,927
Deposits and other assets, net                                                  20,195              17,595
                                                                            ----------          ----------

       Total Assets                                                         $1,084,127          $1,025,836
                                                                            ==========          ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                              $  563,994          $  557,475
Accounts payable and accrued expenses                                           44,065              39,204
Distributions payable                                                           12,628              10,674
Minority interests in Partnership                                                5,274               8,363
                                                                            ----------          ----------

       Total Liabilities                                                       625,961             615,716
                                                                            ----------          ----------

Commitments and Contingencies

Shareholders' Equity:

Preferred Stock, $.01 par value, 10,000,000 shares authorized
  Series B, 8.75%, $.01 par value, 3,450,000 and 3,450,000
      shares issued and outstanding                                             83,524              83,524
  Series C, 8.00%, $.01 par value, 2,400,000 and 0 shares
      issued and outstanding                                                    57,861                   -
Common stock, $.01 par value, 100,000,000
  shares authorized, 55,464,961 and 54,749,308
  shares issued and outstanding                                                    555                 547
Additional paid-in capital                                                     576,120             573,473
Treasury stock, at cost, 747,600 shares                                         (5,173)             (5,173)
Unearned directors' and officers' compensation                                       -              (2,815)
Distributions in excess of net earnings                                       (255,789)           (240,313)
Unrealized gain (loss) on interest rate swaps                                    1,068                 877
                                                                            ----------          ----------

       Total Shareholders' Equity                                              458,166             410,120
                                                                            ----------          ----------

       Total Liabilities and Shareholders' Equity                           $1,084,127          $1,025,836
                                                                            ==========          ==========

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                                                  For the Three Months Ended       For the Six Months Ended
                                                                          June 30,                          June 30,
                                                                  --------------------------       -------------------------
                                                                   2006            2005               2006           2005
                                                                  -------         -------           --------       --------
Revenue:
   Room revenue                                                   $96,220         $79,013           $185,271       $147,196
   Other hotel revenue                                              3,833           3,467              7,327          6,496
                                                                  -------         -------           --------       --------
Total revenue                                                     100,053          82,480            192,598        153,692

Operating expenses:
   Direct hotel expenses                                           54,680          44,698            104,947         83,591
   Other hotel expenses                                             2,857           2,529              5,464          4,812
   Depreciation                                                    13,048          11,182             25,810         22,005
   Property taxes, rental expense and insurance                     6,469           5,113             12,203         10,230
   General and administrative expenses:
     Non-cash stock-based compensation                              1,040             328              2,043            763
     Other general and administrative expenses                      2,485           1,781              5,494          3,903
   Loss on impairment of hotels                                     3,000               -              8,895              -
                                                                  -------         -------           --------       --------
Total operating expenses                                           83,579          65,631            164,856        125,304
                                                                  -------         -------           --------       --------

Operating income                                                   16,474          16,849             27,742         28,388

Interest expense, net                                               9,640           8,550             19,507         16,556
                                                                  -------         -------           --------       --------

Income (loss) from continuing operations before
   minority interests and income taxes                              6,834           8,299              8,235         11,832
   Minority interests income (expense)                               (168)            (70)              (110)          (118)
   Deferred income tax benefit (expense)                                -               -                  -              -
                                                                  -------         -------           --------       --------

Income (loss) from continuing operations                            6,666           8,229              8,125         11,714

Discontinued operations:
   Gain (loss) on sale of hotel properties                          4,552               -              4,535              -
   Loss on impairment of hotels held for sale                           -          (3,500)            (3,005)        (3,500)
   Income (loss) from operations of
       discontinued operations                                        432             371              1,167            540
                                                                  -------         -------           --------       --------
Income (loss) from discontinued operations                          4,984          (3,129)             2,697         (2,960)
                                                                  -------         -------           --------       --------

Net income (loss)                                                  11,650           5,100             10,822          8,754

Preferred stock dividends                                          (3,087)         (1,887)            (5,560)        (3,773)
                                                                  -------         -------           --------       --------

Net income (loss) applicable to common shareholders               $ 8,563         $ 3,213           $  5,262       $  4,981
                                                                  =======         =======           ========       ========

Net income (loss) per share data: Basic and diluted income
  (loss) per share:
    Continuing operations                                         $  0.07         $  0.12           $   0.05       $   0.15
    Discontinued operations                                          0.09           (0.06)              0.05          (0.06)
                                                                  -------         -------           --------       --------

Net income (loss) per common share                                $  0.16         $  0.06           $   0.10       $   0.09
                                                                  =======         =======           ========       ========

Weighted average number of common shares
    outstanding, basic and diluted                                 54,630          53,984             54,470         53,031
                                                                  =======         =======           ========       ========

                                EQUITY INNS, INC.
          RECONCILIATION OF NET INCOME (LOSS) TO FUNDS FROM OPERATIONS,
       ADJUSTED FUNDS FROM OPERATIONS AND CASH AVAILABLE FOR DISTRIBUTION
                                   (unaudited)

The following is a reconciliation of net income (loss) to FFO and AFFO, both applicable to common shareholders, and cash available for distribution and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):



                                                              For the Three Months Ended       For the Six Months Ended
                                                                      June 30,                         June 30,
                                                              --------------------------       ------------------------
                                                               2006             2005            2006             2005
                                                              -------          -------         -------          -------
Net income (loss) applicable to common
shareholders                                                  $ 8,563          $ 3,213         $ 5,262          $ 4,981

Add (subtract):
     (Gain) loss on sale of hotel properties                   (4,552)               -          (4,535)               -
     Minority interests (income) expense                          168               70             110              118
     Depreciation                                              13,048           11,182          25,810           22,005
     Depreciation from discontinued operations                    122              565             572            1,143
                                                              -------          -------         -------          -------

Funds From Operations (FFO)                                    17,349           15,030          27,219           28,247

   Loss on impairment of hotels                                 3,000            3,500          11,900            3,500
   Fees incurred on indefinitely postponed
     unsecured offering                                             -              245               -              245
                                                              -------          -------         -------          -------

Adjusted Funds From Operations (AFFO)                          20,349           18,775          39,119           31,992

Add:
   Amortization of debt issuance costs                            511              497             977              961
   Amortization of deferred expenses and
     stock-based compensation                                   1,132              413           2,227              932

Capital reserves                                               (4,002)          (3,299)         (7,412)          (5,888)
                                                              -------          -------         -------          -------

Cash Available for Distribution                               $17,990          $16,386         $34,911          $27,997
                                                              =======          =======         =======          =======

Weighted average number of diluted common
   shares and Partnership units outstanding                    55,627           55,406          55,591           54,460
                                                              =======          =======         =======          =======

FFO per Share and Unit                                        $  0.31          $  0.27         $  0.49          $  0.52
                                                              =======          =======         =======          =======

AFFO per Share and Unit                                       $  0.37          $  0.34         $  0.70          $  0.59
                                                              =======          =======         =======          =======

Cash Available for Distribution per Share
   and Unit                                                   $  0.32          $  0.30         $  0.63          $   0.51
                                                              =======          =======         =======          ========

                                EQUITY INNS, INC.
             RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
                                   (unaudited)


The following is a reconciliation of net income (loss) applicable to common shareholders to Adjusted EBITDA and illustrates the difference in these measures of operating performance (in thousands):


                                                       For the Three Months Ended         For the Six Months Ended
                                                                June 30,                          June 30,
                                                       ---------------------------        ------------------------
                                                         2006               2005           2006             2005
                                                       -------             -------        -------          -------
Net income (loss) applicable to common
shareholders                                           $ 8,563             $ 3,213        $ 5,262          $ 4,981
Add (subtract):
   Preferred stock dividends                             3,087               1,887          5,560            3,773
   (Income) loss from discontinued operations           (4,984)              3,129         (2,697)           2,960
   Minority interests (income) expense                     168                  70            110              118
   Interest expense, net                                 9,640               8,550         19,507           16,556
   Loss on impairment of hotels                          3,000                   -          8,895                -
   Depreciation                                         13,048              11,182         25,810           22,005
   Amortization of deferred expenses and
     stock-based compensation                            1,132                 413          2,227              932
                                                       -------             -------        -------          -------

Adjusted EBITDA                                        $33,654             $28,444        $64,674          $51,325
                                                       =======             =======        =======          =======

                                EQUITY INNS, INC.
                          2006 GUIDANCE RECONCILIATION
                                   (unaudited)

The following is a reconciliation of the Company's 2006 forecast of net income
(loss) to FFO and AFFO, both applicable to common shareholders, and Adjusted EBITDA, and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):


                                                                    Three Months Ended                    Twelve Months Ended
                                                                    September 30, 2006                     December 31, 2006
                                                                ---------------------------           -----------------------------
                                                                Low End           High End            Low End             High End
                                                                 Range             Range               Range                Range
                                                                -------           --------            --------            ---------
FFO AND AFFO RECONCILIATION:

Net income (loss) applicable to common shareholders             $ 7,100           $ 8,100             $ 11,235            $ 14,285

Add (subtract):
     (Gain) loss on sale of hotel properties                          -                 -               (4,535)             (4,535)
     Minority interests (income) expense                            200               300                  500                 550
     Depreciation                                                13,100            13,100               53,000              53,000
                                                                -------           -------             --------            --------

Funds From Operations (FFO)                                      20,400           21, 500               60,200              63,300

   Loss on impairment of hotels                                       -                 -               11,900              11,900
   Other                                                              -                 -                    -                   -
                                                                -------           -------             --------            --------

Adjusted Funds From Operations (AFFO)                           $20,400           $21,500             $ 72,100            $ 75,200
                                                                =======           =======             ========            ========

Weighted average number of diluted common
   shares and Partnership units outstanding                      55,645            55,645               55,658              55,658
                                                                =======           =======             ========            ========

FFO per Share and Unit                                          $  0.37           $  0.39             $   1.08            $   1.14
                                                                =======           =======             ========            ========

AFFO per Share and Unit                                         $  0.37           $  0.39             $   1.30            $   1.35
                                                                =======           =======             ========            ========


ADJUSTED EBITDA RECONCILIATION:

Net income (loss) applicable to common shareholders             $ 7,100           $ 8,100             $ 11,235            $ 14,285

Add (subtract):
   Preferred stock dividends                                      3,100             3,100               11,850              11,850
   (Income) loss from discontinued operations                      (185)             (235)              (2,880)             (2,980)
   Minority interests (income) expense                              200               300                  500                 550
   Interest expense, net                                          9,500             9,700               39,100              39,400
   Loss on impairment of hotels                                       -                 -                8,895               8,895
   Depreciation                                                  13,100            13,100               53,000              53,000
   Amortization of deferred expenses and
     stock-based compensation                                     1,200             1,200                4,200               4,200
                                                                -------           -------             --------            --------

Adjusted EBITDA                                                 $34,015           $35,265             $125,900            $129,200
                                                                =======           =======             ========            ========

                                Equity Inns, Inc.
                                Hotel Performance
                For the Three Months Ended June 30, 2006 and 2005
                               All Comparable (1)



                                                    RevPAR (2)                    Occupancy                           ADR
                                              ---------------------           --------------------             -------------------
                               # of                        Variance                       Variance                        Variance
                              Hotels           2006        to 2005             2006       to 2005               2006      to 2005
                              ------          ------       --------           ------      --------             ------     --------

Portfolio                       126           $72.87          6.9%             75.6%      -0.6 pts.            $96.38         7.7%

Franchise
  AmeriSuites                    18           $61.22         10.2%             72.4%       2.2 pts.            $84.56         6.9%
  Comfort Inn                     2           $66.61         -1.9%             64.3%      -3.1 pts.           $103.61         2.9%
  Courtyard                      13           $86.71          7.4%             82.9%      -0.6 pts.           $104.65         8.2%
  Embassy Suites                  1           $96.53         14.1%             77.3%       4.1 pts.           $124.96         8.1%
  Hampton Inn                    48           $65.98          8.0%             74.7%       0.0 pts.            $88.36         7.9%
  Hampton Inn & Suites            2           $83.81          4.7%             75.9%      -4.3 pts.           $110.38        10.7%
  Hilton Garden Inn               2           $79.82         -0.8%             69.4%      -6.6 pts.           $114.97         8.7%
  Holiday Inn                     4           $52.66         11.9%             65.7%      -1.7 pts.            $80.15        14.8%
  Homewood Suites                10           $96.60          7.9%             81.8%      -1.0 pts.           $118.06         9.2%
  Residence Inn                  22           $82.28          2.0%             77.8%      -3.2 pts.           $105.78         6.2%
  SpringHill Suites               3           $76.96          8.6%             78.8%      -0.4 pts.            $97.64         9.2%
  TownePlace Suites               1           $46.71        -19.4%             64.9%     -15.5 pts.            $71.97        -0.2%

Region
  East North Central             18           $68.60          7.3%             71.4%      -1.2 pts.            $96.06         9.0%
  East South Central             18           $66.90          4.4%             75.9%      -2.5 pts.            $88.13         7.9%
  Middle Atlantic                 6           $76.50         -0.2%             71.7%      -3.2 pts.           $106.69         4.2%
  Mountain                        9           $67.25          3.1%             76.2%      -1.7 pts.            $88.24         5.4%
  placeNew England                7           $65.25          8.8%             72.7%       4.7 pts.            $89.80         1.8%
  Pacific                         3          $102.34         11.0%             83.4%      -0.3 pts.           $122.67        11.4%
  South Atlantic                 48           $77.36          6.6%             76.9%      -1.4 pts.           $100.55         8.5%
  West North Central              7           $69.11         16.1%             75.5%       6.2 pts.            $91.58         6.5%
  West South Central             10           $69.88         11.3%             77.8%       1.2 pts.            $89.82         9.6%

Type
  All addressStreetSuite         19           $64.68         10.8%             72.9%       2.4 pts.            $88.75         7.2%
  Extended Stay                  33           $86.71          4.0%             79.0%      -2.7 pts.           $109.81         7.5%
  Full Service                    5           $59.91          5.4%             65.7%      -3.9 pts.            $91.13        11.6%
  Limited Service                69           $70.33          7.5%             75.8%      -0.3 pts.            $92.74         8.0%



(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owned at period end.

(2) RevPAR is calculated by multiplying the Company's average daily rate (ADR) by occupancy.

                                Equity Inns, Inc.
                                Hotel Performance
                 For the Six Months Ended June 30, 2006 and 2005
                               All Comparable (1)



                                                    RevPAR (2)                    Occupancy                           ADR
                                              ---------------------           --------------------             -------------------
                               # of                        Variance                       Variance                        Variance
                              Hotels           2006        to 2005             2006       to 2005               2006      to 2005
                              ------          ------       --------           ------      --------             ------     --------

Portfolio                       126           $71.30          8.3%             73.1%       0.3 pts.            $97.54         7.9%

Franchise
  AmeriSuites                    18           $59.92         12.7%             70.5%       2.8 pts.            $85.00         8.2%
  Comfort Inn                     2           $63.30         -5.6%             62.7%      -4.1 pts.           $100.89         0.6%
  Courtyard                      13           $86.37          8.6%             81.9%       1.0 pts.           $105.52         7.3%
  Embassy Suites                  1          $103.76          5.7%             78.3%       0.3 pts.           $132.58         5.4%
  Hampton Inn                    48           $63.96         10.8%             71.1%       1.3 pts.            $90.02         8.8%
  Hampton Inn & Suites            2          $103.69         12.4%             80.5%      -0.5 pts.           $128.90        13.1%
  Hilton Garden Inn               2           $88.18         -0.2%             68.6%      -7.0 pts.           $128.57         9.9%
  Holiday Inn                     4           $44.07          9.7%             59.0%      -2.6 pts.            $74.71        14.5%
  Homewood Suites                10           $91.63          8.9%             79.4%       0.6 pts.           $115.35         8.0%
  Residence Inn                  22           $79.77          1.9%             75.4%      -3.3 pts.           $105.77         6.3%
  SpringHill Suites               3           $75.51         10.2%             77.2%       1.3 pts.            $97.86         8.4%
  TownePlace Suites               1           $54.02         -8.8%             76.6%      -8.6 pts.            $70.51         1.4%

Region
  East North Central             18           $61.73         11.4%             66.1%       1.1 pts.            $93.43         9.5%
  East South Central             18           $64.33          8.1%             74.1%       0.2 pts.            $86.87         7.9%
  Middle Atlantic                 6           $64.20         -5.1%             62.9%      -5.9 pts.           $102.13         3.8%
  Mountain                        9           $68.70          6.0%             74.5%      -1.2 pts.            $92.16         7.8%
  placeNew England                7           $59.47          7.9%             67.6%       3.9 pts.            $87.98         1.6%
  Pacific                         3           $95.43         14.2%             80.2%       3.7 pts.           $118.97         8.9%
  South Atlantic                 48           $81.23          6.8%             76.7%      -1.1 pts.           $105.90         8.4%
  West North Central              7           $63.63         14.8%             70.9%       4.9 pts.            $89.77         6.9%
  West South Central             10           $67.70         16.8%             76.2%       3.9 pts.            $88.79        10.8%

Type
  All StreetStreetSuite          19           $64.19         11.6%             71.3%       2.6 pts.            $90.09         7.6%
  Extended Stay                  33           $83.54          4.4%             77.0%      -2.0 pts.           $108.56         7.1%
  Full Service                    5           $51.55          2.7%             60.1%      -3.8 pts.            $85.73         9.3%
  Limited Service                69           $69.75         10.0%             73.1%       1.0 pts.            $95.42         8.5%


(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owned at period end.

(2) RevPAR is calculated by multiplying the Company's average daily rate (ADR) by occupancy.